UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WABCO Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WABCO Announces Internet Availability of Proxy Materials for 2008 Annual Shareholders Meeting

BRUSSELS, BELGIUM, April 18, 2008 – WABCO Holdings Inc. (NYSE: WBC) announced today that proxy materials for its 2008 Annual Shareholders Meeting are available on the Internet in accordance with the Notice and Access Rule recently adopted by the U.S. Securities and Exchange Commission (SEC).

On April 18, 2008, WABCO mailed to its shareholders a Notice Regarding Availability of Proxy Materials, which includes instructions on how to access WABCO’s proxy materials (WABCO’s proxy statement, proxy card and 2007 Annual Report) via the Internet and how to vote electronically over the Internet, by telephone, or in person at the Annual Shareholders Meeting.

WABCO has filed its 2007 Annual Report and proxy statement with proxy card with the SEC and these are available on the company’s website at www.wabco-auto.com/investor-relations

WABCO’s shareholders can request hard copies of the company’s 2007 Annual Report and proxy statement with proxy card, free of charge, by contacting the company’s website at www.wabco-auto.com/investor-relations or following the instructions in the Notice Regarding Availability of Proxy Materials. WABCO will hold its Annual Shareholders Meeting on May 28, 2008 at 10:00 AM Eastern Daylight Time (EDT) at McDermott Will & Emery, 340 Madison Avenue, New York, 10173-1922, USA.

For more information, investors, financial analysts and reporters may contact:

Mike Thompson, +32 (2) 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 (732) 369 7477, jason.campbell@wabco-auto.com

About WABCO

WABCO Vehicle Control Systems is one of the world’s leading providers of electronic braking, stability, suspension and transmission automation systems for heavy duty commercial vehicles. Customers include the world’s leading commercial truck, trailer, and bus manufacturers. Founded in the U.S. in 1869 as Westinghouse Air Brake Company, WABCO was acquired by American Standard in 1968 and spun off in 2007. Headquartered in Brussels, Belgium, WABCO employs more than 7,700 people in 31 countries worldwide. In 2007, WABCO’s total sales were $2.4 billion. WABCO is a publicly traded company and is listed on the New York Stock Exchange with the stock symbol WBC. Website: www.wabco-auto.com